Filed pursuant to Rule 424(b)(3)
Registration No. 333-195710

PROSPECTUS SUPPLEMENT NO. 3

27,173,913 Shares of Common Stock

WORLD MOTO INC.

This Prospectus Supplement No. 3 supplements and amends our Prospectus dated December 8, 2014. This Prospectus Supplement No. 3 includes our attached Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, as filed with the Securities and Exchange Commission on November 23, 2015.

The Prospectus, any prospectus supplements filed before the date hereof, and this Prospectus Supplement No. 3 relate to the registration and resale of up to 27,173,913 shares of our common stock, par value $0.0001 per share, by the selling security holders (the “Selling Security Holders”), of which up to: (a) 9,098,408 shares of common stock are issuable upon the conversion of the principal amount of the convertible debenture, dated April 4, 2014, issued to Dominion Capital LLC (the “Dominion Debenture”), (b) 1,091,809 shares of common stock are issuable upon the conversion of interest accrued under the Dominion Debenture, (c) 3,032,803 shares of common stock are issuable upon the conversion of the principal amount of the convertible debenture, dated April 4, 2014, issued to Redwood Management, LLC (the “Redwood Debenture”, together with the Dominion Debenture, the “Initial Debentures”), (d) 363,936 shares of common stock are issuable upon the conversion of interest accrued under the Redwood Debenture, (e) 9,098,408 shares of common stock are issuable upon the conversion of the principal amount of a convertible debenture to be issued by the Company to Dominion (the “Additional Dominion Debenture”), (f) 1,091,809 shares of common stock are issuable upon the conversion of the interest to be accrued under the Additional Dominion Debenture, (g) 3,032,803 shares of common stock are issuable upon the conversion of the principal amount of a convertible debenture to be issued by the Company to Redwood (the “Additional Redwood Debenture”, together with the Additional Dominion Debenture, the “Additional Debentures”), and (h) 363,936 shares of common stock are issuable upon the conversion of the interest to be accrued under the Additional Redwood Debenture.

We will not receive any of the proceeds from the sale of shares by the Selling Security Holders. These shares will be offered for sale by the Selling Security Holders in accordance with the “Plan of Distribution.” We will bear all costs associated with this registration. No underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering.

This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus and any prospectus supplements filed before the date hereof. Any statement contained in the Prospectus and any prospectus supplements filed before the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 3 modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 3.

Our common stock is quoted on the OTC marketplace, under the stock symbol “FARE.” On November 20, 2015, the closing price of our common stock was $0.002 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR PROSPECTUS SUPPLEMENT NO. 3 IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 23, 2015.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: September 30, 2015

[   ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACTOF 1934

For the transition period from __________ to __________

Commission file number: 000-54694

WORLD MOTO, INC.
(Exact name of registrant as specified in its charter)

Nevada	77-0716386
(State or other jurisdiction	(IRS Employer Identification No.)
of Incorporation or organization)

131 Thailand Science Park INC-1 #214
Phahonyothin Road Klong1,
Klong Luang
Pathumthani 12120
Thailand
(Address of principal executive offices and zip code)

(646) 840-8781
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
[X] Yes        [   ] No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
[X] Yes        [   ] No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

[ ] Large accelerated filer	[ ] Accelerated filer
[ ] Non-accelerated filer	[X] Smaller Reporting company
(Do not check if smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
[   ] Yes        [X] No

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class	Outstanding at November 13, 2015
Common stock, $.0001 par value	[842,710,260]

World Moto, Inc.

Form 10-Q

For the Nine Months Ended September 30, 2015

FORWARD-LOOKING STATEMENTS

     This Report on Form 10-Q contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking statements included in this report. Such statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms, variations of such terms or the negative of such terms. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements address future events and conditions concerning, among others, capital expenditures, earnings, litigation, regulatory matters, liquidity and capital resources, and accounting matters. Actual results in each case could differ materially from those anticipated in such statements by reason of factors such as future economic conditions, changes in consumer demand, legislative, regulatory and competitive developments in markets in which we operate, results of litigation, and other circumstances affecting anticipated revenues and costs, and the risk factors set forth in our Annual Report on Form 10-K filed on April 16, 2015.

     As used in this Form 10-Q, “we,” “us,” and “our” refer to World Moto, Inc., which is also sometimes referred to as the “Company.”

YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD LOOKING STATEMENTS

     The forward-looking statements made in this report on Form 10-Q relate only to events or information as of the date on which the statements are made in this report on Form 10-Q. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this report and the documents that we reference in this report, including documents referenced by incorporation, completely and with the understanding that our actual future results may be materially different from what we expect or hope.

2

World Moto, Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2015	2014

ASSETS
Current Assets
Cash and cash equivalents	$26,660	$169,265
Prepaid expenses and other current assets	31,217	20,741
Inventory	7,160	2,986
Total current assets	65,037	192,992
Property and equipment, net of accumulated depreciation	17,660	24,215
Deferred financing costs, net of accumulated amortization	41,289	28,867
Other assets	9,981	10,984
TOTAL ASSETS	$133,967	$257,058

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$489,895	$211,336
Convertible notes payable, net of discount of $610,208 and $779,573, respectively	262,435	274,123
Derivative liabilities	1,063,350	1,256,159
Short-term debt – related party	36,479	45,707
Unearned revenues	55,865	59,056
Total current liabilities	1,908,024	1,846,381
Contingencies and Commitments
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $0.0001 par value; 2,000,000,000 shares authorized 712,157,315 and 395,369,204 shares issued and outstanding, respectively	71,215	39,536
Additional paid-in capital	3,962,624	1,752,443
Accumulated deficit	(5,785,486)	(3,365,780)
Accumulated other comprehensive loss	(22,410)	(15,522)
Total stockholders’ deficit	(1,774,057)	(1,589,323)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$133,967	$257,058

The accompanying notes are an integral part of these unaudited financial statements.

World Moto, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenues	$–	$–	$–	$–

Operating expenses
Research & development	106,582	–	331,056	247,696
General and administrative	223,972	242,325	579,288	634,696
Total operating expense	330,554	242,325	910,344	882,392

Loss from operations	(330,554)	(242,325)	(910,344)	(882,392)
Other income (expense):
Interest expense	(845,186)	(201,258)	(1,688,335)	(287,995)
Interest income	–	–	–	6
Change in fair value of derivative liabilities	(117,484)	1,586	77,317	(45,476)
Gain on settlement of debt	107,974	–	107,974	–
Foreign exchange (gain) loss	2,837	7,012	(6,318)	7,194
Total other income (expense)	(851,859)	(192,660)	(1,509,362)	(326,271)
Net loss	$(1,182,413)	$(434,985)	$(2,419,706)	$(1,208,663)
Other comprehensive income (loss):
Foreign currency translations	2,267	(5,273)	(6,888)	(10,604)

Comprehensive loss	$(1,180,146)	$(440,258)	$(2,426,594)	$(1,219,267)
Net loss per common share – basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average common shares outstanding – basic and diluted	532,648,145	378,038,740	491,009,507	378,035,047

The accompanying notes are an integral part of these unaudited financial statements.

World Moto, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the nine months ended
	September 30,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,419,706)	$(1,208,663)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,555	5,462
Non-cash interest expense from derivative liability in excess of face value of convertible notes	457,848	–
Amortization of debt discount and deferred financing costs	1,006,648	270,576
Gain on settlement of debt	(107,974)	–
Change in fair value of derivative liabilities	(77,317)	45,476
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(9,473)	(5,080)
Inventory	(4,174)	(24,974)
Accounts payable and accrued expenses	404,865	237,182
Unearned revenues	(3,191)	24,980

Net cash used in operating activities	(745,919)	(655,041)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	–	(313)

Net cash used in investing activities	–	(313)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible notes payable, net of financing costs	619,430	534,500
Related party advances (repayments)	(9,228)	37,008

Net cash provided by financing activities	610,202	571,508

EFFECT OF FOREIGN CURRENCY TRANSLATIONS	(6,888)	(10,604)

Net decrease in cash	(142,605)	(94,450)

Cash at beginning of period	169,265	179,132

Cash at end of period	$26,660	$84,682

SUPPLEMENTAL CASH FLOWS INFORMATION:
Cash paid for:
Income taxes	$–	$–
Interest	$–	$–

NON CASH INVESTING AND FINANCING ACTIVITIES:
Shares issued for deferred finance cost	$–	$46,584
Shares issued for conversion of debt	$869,811	$–
Reclassification of fair value of derivatives from liability to equity	$1,340,300	$–
Fair value of conversion feature of convertible debt classified as derivative liabilities	$1,207,424	$552,701

The accompanying notes are an integral part of these unaudited financial statements.

World Moto, Inc.
Notes to the Consolidated Financial Statements
(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

World Moto, Inc. (the “Company”) was incorporated in the State of Nevada on March 24, 2008 under the name Net Profits Ten Inc. The original purpose of the Company was to market and distribute user-friendly interactive yearbook software for the military. The Company was reclassified as a shell company until the completion of its acquisition of the World Moto Assets, which was consummated on November 14, 2012. Effective November 12, 2012, the Company amended its Articles of Incorporation to change its name from “Net Profits Ten Inc.” to “World Moto, Inc.”

On January 30, 2013, World Moto, Inc. established two wholly owned subsidiaries that were incorporated in the State of Nevada. World Moto Technologies, Inc. and World Moto Holdings, Inc. were both established, but have no activity to report to date. On February 4, 2013, World Moto Technologies Ltd, a wholly owned subsidiary of the Company, was organized under the laws of the Kingdom of Thailand and the name of this company was later changed to World Moto Co., Ltd. (“WM Co. Thailand”). WM Thailand represents our operating entity for the purposes of research and development in the Southeast Asia region.

Basis of Presentation

The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information in accordance with Securities and Exchange Commission ("SEC") Regulation S-X rule 8-03 and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's last Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2014. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include normal recurring adjustments, necessary to present fairly the financial position as of September 30, 2015 and the results of operations and cash flows for the periods then ended. The financial data and other information disclosed in these notes to the interim consolidated financial statements related to the period are unaudited. The results for the three-month and nine-month periods ended September 30, 2015 are not necessarily indicative of the results to be expected for any subsequent quarters or for the entire year ending December 31, 2015. Notes to the unaudited interim consolidated financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year as reported in the Form 10-K have been omitted.

Principal of Consolidation

The consolidated financial statements include the accounts of World Moto Technologies, Inc., World Moto Holdings, Inc., and World Moto Co. Ltd, all 100% owned subsidiaries. All significant intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Foreign Currency Translation

The functional currency of our subsidiary is the Thai Baht. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the subsidiary are translated into the Company’s reporting currency, United States Dollars (“USD”). Asset and liability accounts are translated using the closing exchange rate in effect at the balance sheet date, equity account and dividend are translated using historical exchange rates and income and expense accounts are translated using the average exchange rate prevailing during the reporting period.

Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity (deficit).

Long-Lived Assets

Property and equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method of 3 years.

Software

The Company capitalizes software acquisition and development costs incurred during the software application development stage. The software application development stage is characterized by software design and configuration activities, coding, testing and installation. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized software acquisition and development costs, once placed in service, are amortized using the straight-line method over the estimated useful life of 3 to 10 years. Capitalized software acquisition and development costs subject to amortization are carried at cost less accumulated amortization.

Patents

Patents are initially measured based on their fair values. Patents are being amortized on the straight-line method over the estimated useful life of 10 to 20 years.

Management evaluates the recoverability of the Company’s property and equipment including patent development costs when events or circumstances indicate a potential impairment exists. The Company considers certain events and circumstances in determining whether the carrying value of identifiable property and equipment may not be recoverable including, but not limited to: significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends; and changes in the business strategy. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If impairment is indicated based on a comparison of the assets' carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Income Taxes

The Company uses the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and income tax carrying amounts of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will be fully realized. A valuation allowance, if necessary, is provided against deferred tax assets, based upon management’s assessment as to their realization.

Fair Value Measurement

The Company values its derivative instruments under FASB ASC 820 which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 - Valuations for assets and liabilities that can be obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities. The Company’s principal markets for these securities are the secondary institutional markets, and valuations are based on observable market data in those markets.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. The Company uses Level 3 to value its derivative instruments.

The following table sets forth by level with the fair value hierarchy the Company’s financial assets and liabilities measured at fair value on September 30, 2015 and December 31, 2014 respectively.

	Level 1	Level 2	Level 3	Total
Derivative liability
September 30, 2015	$–	$–	$1,063,350	$1,063,350
December 31, 2014	$–	$–	$1,256,159	$1,256,159

Revenue Recognition

The Company recognizes revenue only when all of the following criteria have been met:

  Persuasive evidence of an arrangement exists;
  Delivery has occurred or services have been rendered;
  The fee for the arrangement is fixed or determinable; and
  Collectability is reasonably assured.

Persuasive Evidence of an Arrangement – The Company documents all terms of an arrangement in a written contract signed by the customer prior to recognizing revenue.

Delivery Has Occurred or Services Have Been Performed – The Company performs all services or delivers all products prior to recognizing revenue. Monthly services are considered to be performed ratably over the term of the arrangement. Professional consulting services are considered to be performed when the services are complete. Equipment is considered delivered upon delivery to a customer’s designated location.

The Fee for the Arrangement Is Fixed or Determinable – Prior to recognizing revenue, a customer’s fee is either fixed or determinable under the terms of the written contract. Fees for most monthly services, professional consulting services, and equipment sales and rentals are fixed under the terms of the written contract. Fees for certain monthly services, including certain portions of networking, storage, and content distribution and caching services, are variable based on an objectively determinable factor such as usage. Those factors are included in the written contract such that the customer’s fee is determinable. The customer’s fee is negotiated at the outset of the arrangement and is not subject to refund or adjustment during the initial term of the arrangement.

Collectability Is Reasonably Assured – The Company determines that collectability is reasonably assured prior to recognizing revenue. Collectability is assessed on a customer by customer basis based on criteria outlined by management. New customers are subject to a credit review process, which evaluates the customer’s financial position and ultimately its ability to pay. The Company does not enter into arrangements unless collectability is reasonably assured at the outset. Existing customers are subject to ongoing credit evaluations based on payment history and other factors. If it is determined during the arrangement that collectability is not reasonably assured, revenue is recognized on a cash basis.

Franchise Fee Revenue

Revenues from licensees include a royalty based on a percent of sales, and may include initial fees. Continuing royalties are recognized in the period earned. Initial fees are recognized upon granting of a new franchise term, which is when the Company has performed substantially all initial services required by the franchise arrangement and after the franchisee commences operations. Additionally, the first twelve months of operations are royalty free for the franchisee.

Stock-Based Compensation

The Company expenses the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of such instruments over the service period.

Equity instruments issued to parties other than employees for acquiring goods or services are recorded at either the fair value of the consideration received or the fair value of the instruments issued in exchange for such services, whichever is more reliably measurable.

Subsequent Events

The Company evaluated subsequent events through the date when financial statements are issued for disclosure.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has an accumulated deficit of $5,785,486 as of September 30, 2015, has limited liquidity, and has not established a reliable source of revenues sufficient to cover operating costs over an extended period of time. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 – UNEARNED REVENUES

On December 2, 2013, WM Co. Thailand entered into a Purchase and Licensing Agreement (the "PL Agreement") with Mobile Advertising Ventures Ltd. ("MAV"). Pursuant to the terms of the PL Agreement, MAV will purchase 10 initial "Wheelies" from WM Co. Thailand at a total purchase price of $35,000, and will have an option to purchase an additional 190 Wheelies at a purchase price of $3,500 per unit. WM Co. Thailand also grants a non-exclusive license to MAV for the use of its software in connection with the operation of the Wheelies in consideration for a fee based on net revenue per quarter from advertising sales relating to the use of the Wheelies. The Company received $35,000 from MAV before December 31, 2013 and has been recorded as unearned revenues.

On March 10, 2014, the Company entered into a Fleet Franchise Agreement ("the Franchise Agreement") with Mobile Advertising Ventures, Ltd. ("MAV"). MAV paid the Company $20,865 for the right to utilize the Yes software and all other trademarks of the Company, including but not limited to "Yes", "World Moto" and "Wheelies" (collectively, the "Marks") in the Federal Territory of Kuala Lumpur, Malaysia. Initial training has been completed for the Franchisee; however, the Franchisee has not begun operations. This revenue will be reclassified as earned when MAV completes its first sale using the Yes software.

NOTE 4 – RELATED PARTY TRANSACTIONS

At September 30, 2015 and December 31, 2014, the Company had short-term debt of $36,479 and $45,707, respectively, due to one of its majority shareholders. On July 29, 2015, the Company borrowed an additional $6,890 and repaid $25,940 of related party debt. The loans are for six months and mature beginning November 30, 2015. The loans are accruing interest at a rate of 0%.

NOTE 5 – CONVERTIBLE NOTES PAYABLE

On March 5, 2015, the Company entered into a convertible note with Redwood Management for an aggregate principal amount of $60,870 with a $4,348 original issue discount ("OID") and $12,000 in deferred financing costs for broker fees.

The note earns an interest rate equal to 12% per annum and matures on March 5, 2016. The Company is obligated to make amortization payments beginning on the six month anniversary of the issuance date of the Debentures and continuing monthly thereafter. Pursuant to this note, the Company recorded a debt discount of $56,522, as a result of the embedded conversion feature being a financial derivative. The note is convertible at 60% of the lowest trading price of the Company’s common stock during the 25 trading days prior to conversion. The Company also recorded a debt discount of $4,348 as result of the 8% original issue discount. The Company determined that the fair value of the conversion feature was $110,096 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $53,574 was expensed immediately as additional interest expense. During the nine months ended September 30, 2015, the Company recorded $17,941 amortization of the debt discount on the note.

On March 26, 2015, the Company entered into a convertible note with Macallan Partners for an aggregate principal amount of $112,000 with a $12,000 OID and $7,500 in deferred financing costs for broker fees.

The note earns an interest rate equal to 8% per annum and matures on March 31, 2016. Pursuant to this note, the Company recorded a debt discount of $100,000, as a result of the embedded conversion feature being a financial derivative. The note is convertible at 60% of the lowest trading price of the Company’s common stock during the 20 trading days prior to conversion. The Company also recorded a debt discount of $12,000 as a result of the 11% original issue discount. The Company determined that the fair value of the conversion feature was $207,690 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $107,690 was expensed immediately as additional interest expense. On September 30, 2015, the Company settled the convertible note through the issuance of new convertible note to a third party.

On September 30, 2015, the Company entered into a convertible note with Union Capital for an aggregate principal amount of $117,476.

The note was issued to settle the $112,000 Macallan Partners note and $5,476 of interest accrued on the note. The note earns an interest rate equal to 8% per annum and matures on September 30, 2017. The note is convertible at 60% of the lowest trading price of the Company’s common stock during the 20 trading days prior to the date of conversion. Pursuant to this note, the Company recorded a debt discount of $111,304, as a result of the embedded conversion feature being a financial derivative. The Company determined that the fair value of the conversion feature was $111,304 at the issuance date. During the nine months ended September 30, 2015, the Company recorded $45 amortization of the debt discount on the note.

On September 30, 2015, the Company entered into an additional convertible note with Union Capital for an aggregate principal amount of $64,674 with $8,674 in deferred financing costs for broker fees.

The note was issued in consideration for the $56,000 prepayment premium owed as a result of settling the $112,000 Macallan Partners note. The note earns an interest rate equal to 8% per annum and matures on September 30, 2017. The note is convertible at 60% of the lowest trading price of the Company’s common stock during the 20 trading days prior to the date of conversion. Pursuant to this note, the Company recorded a debt discount of $59,718, as a result of the embedded conversion feature being a financial derivative. The Company determined that the fair value of the conversion feature was $59,718 at the issuance date. During the nine months ended September 30, 2015, the Company recorded $27 amortization of the debt discount on the note.

On April 16, 2015, the Company entered into a convertible note with Union Capital for an aggregate principal amount of $71,500 with a $6,500 OID and $8,125 in deferred financing costs for broker fees.

The note earns an interest rate equal to 8% per annum and matures on April 16, 2016. The note is convertible at 60% of the lowest trading price of the Company’s common stock during the 20 trading days prior to the date of conversion. Pursuant to this note, the Company recorded a debt discount of $65,000, as a result of the embedded conversion feature being a financial derivative. The Company also recorded a debt discount of $6,500 as a result of the 10% original issue discount. The Company determined that the fair value of the conversion feature was $126,021 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $61,021 was expensed immediately as additional interest expense. During the nine months ended September 30, 2015, the Company recorded $11,285 amortization of the debt discount on the notes.

On June 24, 2015, the Company entered into a convertible note with Redwood Management for an aggregate principal amount of $60,870 with a $4,348 original issue discount ("OID") and $6,250 in deferred financing costs for broker fees.

The note earns an interest rate equal to 12% per annum and matures on June 15, 2016. The note is convertible at the lower of $0.10 or 70% of the lowest traded price of the Company’s common stock during the 25 trading days prior to the date of conversion. The Company is obligated to make amortization payments beginning on the six month anniversary of the issuance date of the convertible note and continuing monthly thereafter. Pursuant to this note, the Company recorded a debt discount of $56,522, as a result of the embedded conversion feature being a financial derivative. The Company also recorded a debt discount of $4,348 as a result of the 8% original issue discount. The Company determined that the fair value of the conversion feature was $117,086 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $60,564 was expensed immediately as additional interest expense. During the nine months ended September 30, 2015, the Company recorded $54,661 amortization of the debt discount on the note.

On July 9, 2015, the Company issued a convertible note to Redwood Management for an additional principal amount of $141,305 with a $11,305 original issue discount ("OID") and $13,500 in deferred financing costs for broker fees.

The note earns an interest rate equal to 12% per annum and matures on June 15, 2016. The note is convertible at the lower of $0.10 or 70% of the lowest traded price of the Company’s common stock during the 25 trading days prior to the date of conversion. The Company is obligated to make amortization payments beginning on the six month anniversary of the issuance date of the convertible note and continuing monthly thereafter. Pursuant to this note, the Company recorded a debt discount of $130,000, as a result of the embedded conversion feature being a financial derivative. The Company also recorded a debt discount of $11,305 as a result of the 8% original issue discount. The Company determined that the fair value of the conversion feature was $307,439 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $194,396 was expensed immediately as additional interest expense. During the nine months ended September 30, 2015, the Company recorded $97,227 amortization of the debt discount on the note.

On July 10, 2015, the Company entered into a convertible note for an aggregate principal amount of $69,000 with $4,000 in deferred financing costs for broker fees.

The note is convertible any time after 180 days from issuance at 62% of the average of the lowest 3 trading prices of the Company’s common stock during the 30 trading days prior to the conversion date. The note earns an interest rate equal to 8% per annum and is due on April 30, 2016. Pursuant to this note, the Company recorded a debt discount of $53,778, as a result of the embedded conversion feature being a financial derivative. During the nine months ended September 30, 2015, the Company recorded $8,005 amortization of the debt discount on the note.

On July 27, 2015, the Company entered into a convertible note for an aggregate principal amount of $45,000 with $2,250 in deferred financing costs for broker fees.

The note is convertible at 62% of the lowest trading price of the Company’s common stock during the 15 trading days prior to the conversion date. The note earns an interest rate equal to 8% per annum and matures on July 27, 2016. Pursuant to this note, the Company recorded a debt discount of $35,365, as a result of the embedded conversion feature being a financial derivative. During the nine months ended September 30, 2015, the Company recorded $3,045 amortization of the debt discount on the note.

On August 31, 2015, the Company entered into a convertible note for an aggregate principal amount of $44,000 with a $4,000 original issue discount ("OID").

The note is convertible at 60% of the lowest trading price of the Company’s common stock during the 20 trading days prior to the conversion date. The note earns an interest rate equal to 12% per annum and matures on August 31, 2017. Pursuant to this note, the Company recorded a debt discount of $40,000, as a result of the embedded conversion feature being a financial derivative. The Company also recorded a debt discount of $4,000 as a result of the original issue discount. The Company determined that the fair value of the conversion feature was $43,038 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $3,038 was expensed immediately as additional interest expense. During the nine months ended September 30, 2015, the Company recorded $1,806 amortization of the debt discount on the note.

On September 3, 2015, the Company entered into a convertible note for an aggregate principal amount of $41,000 with a $4,000 original issue discount ("OID").

The note is convertible at 60% of the lowest trading price of the Company’s common stock during the 20 trading days prior to the conversion date. The note earns an interest rate equal to 10% per annum and matures on September 3, 2016. Pursuant to this note, the Company recorded a debt discount of $35,888, as a result of the embedded conversion feature being a financial derivative. The Company also recorded a debt discount of $4,000 as a result of the original issue discount. The Company determined that the fair value of the conversion feature was $39,888 at the issuance date. During the nine months ended September 30, 2015, the Company recorded $345 amortization of the debt discount on the note.

As summary of value changes to the notes for the nine months ended September 30, 2015 is as follows:

Carrying value of Convertible Notes at December 31, 2014	$274,123
Additional borrowings	715,695
Total principal	989,818
Less: conversion carrying value of convertible notes	(896,747)
Less: discount related to fair value of the embedded conversion feature	(758,632)
Less: discount related to original issue discount	(31,966)
Add: amortization of discount	959,962
Carrying value of Convertible Notes at September 30, 2015	$262,435

The deferred financing costs are amortized by the Company through interest expense over the life of the notes. During the nine months ended September 30, 2015, the Company recorded $51,877 amortization of the deferred financing costs.

NOTE 6 – DERIVATIVE LIABILITIES

The Company has determined that the variable conversion prices under its convertible notes caused the embedded conversation feature to be a financial derivative. The Company may not have enough authorized common stock to settle its obligation if the note holder elects to convert the note into common shares when the trading price is lower than a certain threshold. The warrants described in Note 8 also qualify for derivative classification.

The derivative instruments were valued at loan origination date, issuance date, date of debt conversion and at September 30, 2015, The fair values of the derivative liabilities related to the conversion options of these notes and warrants were estimated on the transaction dates (loan original date and date of debt conversion) using the Multinomial Lattice option pricing model, under the following assumptions:

	December 31,		September 30,
	2014	New Issuances	2015
Shares of common stock issuable upon exercise of debt	23,193,987	163,052,712	513,193,798
Estimated market value of common stock on measurement date	$0.17	$0.0018 - $0.026	$0.0017
Exercise price	$0.00766 -0.01	$0.0009 - 0.10	$0.0007 - 0.10
Risk free interest rate (1)	0.04% - 0.25%	0.00% - 0.33%	0.00% - 0.33%
Expected dividend yield (2)	0.00%	0.00%	0.00%
Expected volatility (3)	62% - 105%	106% - 169%	153%-170%
Expected exercise term in years (4)	0.25 - 1.00	0.01-2.00	0.20– 1.92

	December 31,		September 30,
	2014	New Issuances	2015
Shares of common stock issuable upon exercise of warrants	-	12,344,002	12,344,002
Estimated market value of common stock on measurement date	$-	$0.0037	$0.0017
Exercise price	$-	$0.0032-$0.0332	$0.0032-$0.0332
Risk free interest rate (1)	-	1.54%	0.92%
Expected dividend yield (2)	-	0.00%	0.00%
Expected volatility (3)	-	159%	170%
Expected exercise term in years (4)	-	5.00	4.84

(1)	The risk –free interest rate was determined by management using the one month Treasury bill yield as of the valuation dates.

(2)

The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.

(3)

The volatility was determined by referring to the average historical volatility of a peer group of public companies because we do not have sufficient trade history to determine our historical volatility.

(4)	The exercise term is the remaining contractual term of the convertible instrument at the valuation date.

The change in fair values of the derivative liabilities related to the Convertible Notes for the nine months ended September 30, 2015 is summarized as:

Fair value of derivatives December 31, 2014	$1,256,159
New issuances of conversion features	1,215,752
Conversion of derivative liabilities	(1,340,300)
Change in fair value of conversion features	(70,960)
New issuances of warrants	9,056
Change in fair value of derivative warrants	(6,357)
Fair value of derivative liabilities at September 30, 2015	$1,063,350

NOTE 7 – EQUITY TRANSACTIONS

On April 9, 2015, the Company amended its Articles of Incorporation to increase the Company’s authorized shares of Common Stock from 1,000,000,000 to 2,000,000,000 shares.

During the nine months ended September 30, 2015, the Company issued 316,788,111 shares of common stock for the conversion of notes payable and accrued interests in the amount of $869,881. The Company also recorded $1,340,300 as increase in additional paid-in capital from derivative liabilities as a result of the conversions.

NOTE 8 – WARRANTS

On August 19, 2015, the Company issued 7 warrants to purchase an aggregate of 12,344,002 shares of the Company’s common stock to its placement agent for completed securities offerings. The warrants have a term of 5 years and exercise prices ranging from $0.003 to $0.10 per share. The warrants meet the criteria for classification as a derivative liability, with a grant date fair value of $9,056 and during the nine months ended September 30, 2015, the Company recorded a gain on the change in fair value of the derivative liability of $6,357.

A summary of the changes in the Company’s common share purchase warrants for the nine months ended September 30, 2015 is presented below:

		Weighted Average	Weighted Average
	Number	Exercise Price	Expected Life
Balance, December 31, 2014	-	-	-
Issued	12,344,002	$0.014
Balance, September 30, 2015	12,344,002	$0.014	4.84 years

NOTE 9 – GAIN ON SETTLEMENT OF DEBT

During the nine months ended September 30, 2015, the Company recorded a gain on settlement of debt of $107,974.

NOTE 10 – SUBSEQUENT EVENTS

Subsequent to September 30, 2015, the Company issued 130,552,945 shares of common stock upon the conversion of $100,000 of the notes payable described in Note 5.

On October 13, 2015, the Company approved a new class of preferred stock of the Company, to be known as Series A Convertible Preferred Stock. The Company is authorized to issue up to 5,000,000 shares of Series A Convertible Preferred Stock. Holders of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to 51% of the total number of votes entitled to be cast on any matters requiring a stockholder vote. The shares of Series A Convertible Preferred Stock are convertible at a one to one ratio into shares of common stock. The holders of Series A Convertible Preferred Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds, on an as-converted basis. However, the current policy of the Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Series A Convertible Preferred Stock are entitled to share ratably in all assets that are legally available for distribution after payment in full of any preferential amounts, on an as-converted basis.

On October 13, 2015, the Company issued an aggregate of 5,000,000 shares of Series A Preferred Stock, consisting of 4,000,000 shares of Series A Preferred Stock issued to Paul Giles, and 1,000,000 shares of Series A Preferred Stock issued to Chris Ziomkowski as compensation for services rendered to the Company.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this Quarterly Report on Form 10-Q. Forward looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements.

Overview

World Moto, Inc. was incorporated on March 24, 2008, in the State of Nevada under the name Net Profits Ten Inc. On November 8, 2012, we amended our Articles of Incorporation to increase our authorized shares of common stock from 100,000,000 to 500,000,000 and our board of directors approved a stock dividend of 180 shares of common stock of the Company for each share of common stock issued and outstanding. Additionally, on November 12, 2012, we amended our Articles of Incorporation to change our name from “Net Profits Ten Inc.” to “World Moto, Inc.”, which name change became effective on November 15, 2012, upon approval from the Financial Industry Regulatory Authority (“FINRA”). On January 18, 2014, we amended our Articles of Incorporation to increase our authorized shares of common stock from 500,000,000 to 1,000,000,000. On April 9, 2015 we further amended our Articles of Incorporation to increase our authorized shares of common stock from 1,000,000,000 to 2,000,000,000 shares. On October 13, 2015, we filed a Certificate of Designation which set forth the rights, preferences and privileges for a new class of preferred stock of the Company, to be known as Series A Convertible Preferred Stock. We are authorized to issue up to 5,000,000 shares of Series A Convertible Preferred Stock. Holders of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to 51% of the total number of votes entitled to be cast on any matters requiring a stockholder vote. The shares of Series A Convertible Preferred Stock are convertible at a one to one ratio into shares of common stock. On October 13, 2015, we issued 4,000,000 shares of Series A Convertible Preferred Stock to Paul Giles, our Chief Executive Officer, and 1,000,000 shares of Series A Convertible Preferred Stock to Chris Ziomkowski, our Chief Technical Officer, as compensation for services rendered. On November 16, 2015, we further amended our Articles of Incorporation to increase our authorized shares of common stock from 2,000,000,000 to 4,000,000,000 shares.

On September 1, 2012, we entered in an Asset Purchase Agreement (“Agreement”) with World Moto (Thailand) Co., Ltd., a corporation established under the laws of the Kingdom of Thailand (“Old WM”), Chris Ziomkowski, the Chief Technical Officer of Old WM and Paul Giles, the Chief Executive Officer of Old WM. The Agreement was consummated on November 14, 2012. We purchased from Old WM substantially all of the intellectual property and certain other specific intellectual property assets related to Old WM’s initial product, the Moto-Meter (the “Assets”), which includes three United States patent applications, the data related to the patent applications, certain software related to the operation of the Moto-Meter, several URLs and trade-names and associated names related to the Moto-Meter and Old WM.

On January 30, 2013, we established two wholly owned subsidiaries that were incorporated in the State of Nevada. World Moto Technologies, Inc. and World Moto Holdings, Inc. were both established, but have no activity to report to date. On February 4, 2013, World Moto Technologies Ltd. was organized under the laws of the Kingdom of Thailand. The name was later changed to World Moto Co., Ltd. (“WM Co. Thailand”). WM Co. Thailand is owned in its entirety by World Moto, Inc., World Moto Technologies, Inc. and World Moto Holdings, Inc. and represents our operating entity for the purposes of research and development in the Southeast Asia region.

As of September 30, 2015, WM Co. Thailand had 12 employees. WM Co. Thailand has been performing extensive research and development activities since its inception related to improving the Moto-Meter design to allow for higher yields in mass production, as well as substantial work on the Wheelies product.

Business Overview

Plan of Operations

We design, manufacture, market, and sell the Moto-Meter products, which are devices that provide moto-taxi fare metering and other communication capabilities. We currently have patent applications pending for our products in 56 countries. To achieve our business objectives, we have established our operational subsidiary in Thailand for product development and a presence in two additional potential markets, Brazil and Nigeria, and begun expanding our work force to be able to implement our business plan.

The Moto-Meter has entered the production phase and we began filling orders in October 2015.

In conjunction with the opening of sales for the Moto-Meter, we launched a smartphone application (App). The App connects directly to the Moto-Meter via a secure bluetooth connection, and can access data from the Moto-Meter in real-time, giving customers the ability to view ratings and a profile of the driver before getting on the motorcycle. While the Moto-Meter is in use, the App can provide continuous analysis on the fare and GPS location of the customer, augmenting the Moto-Meter's anti-tampering security protocols, as well as transmitting the location to designated individuals or safety monitoring services. The App also has the ability to offer customized products and services to the users during the ride, with any purchases such as optional insurance automatically added to the fare.

As an element of mobile commerce, we have introduced “Yes,” a concierge service where persons can order products and have the products delivered to their address by motor scooter. The Yes service has been going through testing and was launched on March 9, 2015 in Bangkok, Thailand. We have also developed HailYes™, which is an integrated mobile platform that instantly connects consumers to transport and commerce services in a local community. The HailYes™ app allows consumers to simply tap their smartphone to hail a ride, courier a package, or have refreshments delivered right to their doorstep in a matter of minutes. On October 13, 2015, we announced the establishment of our HailYes Licensee program. This program gives interested parties the opportunity to license HailYes™ We suspended our planned expansion of our existing Yes delivery platform into the surrounding countries of Malaysia and Cambodia at this time in order to avoid conflicting and overlapping marketing efforts.

HailYes™ is being marketed to drivers in Bangkok, and we expect to begin marketing the product to consumers in Bangkok in Q4 2015. An example of a market gaining traction is the city of Pattaya, Thailand, where we are now actively working to register drivers, including drivers of share taxis. Known locally as songtaews (literally, "two rows"), and sometimes called "baht buses", these share taxis are a primary mode of transport for approximately 500,000 passengers a day throughout the city. We intend to generate revenue via transaction fees for this service and also raise visibility of HailYes ™ through interior/exterior signage.

In the third quarter of 2015, we announced that we were launching a new program to provide interested parties with the opportunity to obtain exclusive licenses for HailYes™ in territories around the world, and have subsequently signed two licensees covering the areas of the greater Amsterdam metropolitan area in the Netherlands and two of Indonesia's major cities, Jambi City and Batam. We anticipate that the first licensees will begin commercial operations of HailYes™ in the fourth quarter of 2015.

We have procured our first customer for Wheelies in Thailand. We are focused on the development of Wheelies as a unique advertising product, which displays static and streaming media on the wheels of motorcycles and automobiles, providing a new mobile medium for advertising, broadcasting, self-expression and publishing. We have successfully completed a pre-production version of Wheelies and have successfully completed testing.

We currently use the Wheelies in-house for advertising our other products and are looking to build out sales to advertising agencies and large brands.

In Thailand, we entered into a distribution agreement with Lucky Distributors, Ltd. (“Lucky”). Under the terms of this distribution agreement, Lucky has the non-exclusive right to distribute, sell and service the Moto-Meter and Moto-Meter accessories throughout Thailand and the surrounding border markets. Lucky is a national distribution company based in Thailand. It is also a preferred supplier for the Motorcycle Taxi Association of Thailand. We believe Lucky’s reputation and relationship with the moto taxi community will help promote Moto-Meter in Thailand.

On October 14, 2015, we announced the crowdfunding launch of Wheelies™. The Kickstarter campaign introduces Wheelies to motorbike enthusiasts both in the United States and around the world at discounted pre-order prices which will run through November 28, 2015.

On October 30, 2013, we announced the signing of multiple letters of intent for the distribution of our flagship product, the Moto-Meter. To date, we signed letters of intent with qualified distributors in 7 countries. The distributors were selected for their ability to both sell and support our products as well as to protect our brand image in strategic markets. We are continuing discussions with dozens of further prominent distributors out of the hundreds of retail agents and operators that have contacted us expressing interest in the Moto-Meter and associated products. The letters of intent include authorizations to sell and support our flagship product, the Moto-Meter, as well as establishing priority for HailYES™ , Wheelies and our other future products and services.

On December 2, 2013, World Moto Co. Thailand entered into a Purchase and Licensing Agreement (the “PL Agreement”) with Mobile Advertising Ventures Ltd. (“MAV”). Pursuant to the terms of the PL Agreement, MAV will purchase 10 initial “Wheelies” from World Moto Co. Thailand at a purchase price of $35,000, and will have an option to purchase an additional 190 Wheelies at a purchase price of $3,500 per unit. World Moto Co. Thailand also grants a non-exclusive license to MAV for the use of its software in connection with the operation of the Wheelies in consideration for a fee based on net revenue per quarter from advertising sales relating to the use of the Wheelies. This sale has been cancelled and we plan to refund monies to MAV.

We entered into discussions to mandate the use of Moto-Meters on all moto taxis within the city of Montes Claros, Brazil. Montes Claros is considered the "motorcycle taxi capital" of northern Brazil and an ideal city to launch the Moto-Meter in Brazil. We anticipate that a regulatory mandate here will act as a springboard into the potentially larger markets of Brazil's other highly populated cities.

In Africa, we have established relationships with 2 value added resellers who wish to incorporate the Moto-Meter into their proprietary solutions for transport and commerce throughout the continent. These relationships have obviated the need for us to maintain an office in Lagos. On November 4, 2013, we were awarded a patent on the Moto-Meter technology until 2033 in Nigeria, a country with more than 3 million motorcycle taxis.

We have assembled an optimal number of employees, including experienced engineers in our research and development division at the Thailand Science Park. The development focus is simultaneously devoted to our advertising product, Wheelies, as well as our flagship product, the Moto-Meter.

In parallel with this, we have completed the work to adapt the Moto-Meter electronics so that it can pass all current and anticipated regulatory requirements of INMETRO, the National Institute of Metrology for Brazil, as well as other international regulatory agencies. Additional work is currently being undertaken to improve the weatherization technology used in the Moto-Meter to enhance its ability to withstand environmental stresses, as well as work to provide a more generic Moto-Meter installation kit and wiring harness that will allow its installation into a wider variety of vehicles, such as auto rickshaws.

We plan to use outside consultants and service companies from time to time for various tasks in the sales, development and manufacturing of our products and product launch and distribution, under provider contracts, to the extent that we are not able to perform the required functions. Using such outside vendors may make a particular task more expensive, but we believe that using such experts should improve the outcome or speed up the timing of product development and time to market. There is no assurance that we will be able to control the costs and deliveries of such activities in the same manner as if we were performing the tasks ourselves, and therefore we are subject to the usual risks of using outside providers.

Estimated Expenses

The following provides an overview of our estimated expenses to fund our plan of operations for each of our products over the next 12 months. Funding will be with our current cash assets and may include future capital that we may have to raise.

Moto-Meter

Estimated
Expenses	Description

Engineering	$120,000
Additional Prototyping and Mechanical Construction	$15,000
Initial Sales Training and Support	$10,000
Licensing and Certification	$20,000
Training and Equipment	$45,000

Total	$210,000

Wheelies
Estimated
Description	Expenses

Establish Production and Support	$35,000
Warranty Service	$5,000

Total	$40,000

Yes

Estimated
Description	Expenses

Continued Development of Handset Application	$20,000
Continued Development of Agent Handset Application	$20,000
Establishment of Customer Service Center	$5,000
Initial Awareness Campaign	$35,000

Total	$80,000

In order to execute on our plan of operations over the next 12 months, we will need to raise additional amounts of working capital through debt or equity offerings. There are no assurances that we will be able to raise the required working capital on terms favorable, or that such working capital will be available on any terms when needed. Any failure to secure additional financing may force us to modify or delay our business plan.

Results of Operations

Comparison of three-month period ended September 30, 2015 and 2014, and the nine-month period ended September 30, 2015 and 2014

Revenue

We have generated no revenues for the three and nine-month periods ended September 30, 2015 and 2014.

Expenses

General and administration expenses for the three-month period ended September 30, 2015, amounted to $223,972 compared to $242,325 during the three-month period September 30, 2014. General and administration expenses for the nine-month period ended September 30, 2015, amounted to $579,288 compared to $634,696 during the nine-month period ended September 30, 2014. The decrease in general and administrative expenses is due to the the decrease in professional and advertising and promotional fees incurred in the current year.

R&D expenses for the three-month period ended September 30, 2015 amounted to $106,582 compared to $0 during the three-month period ended September 30, 2014. R&D expenses for the nine-month period ended September 30, 2015 amounted to $331,056 compared to $247,696 during the six-month period ended June 30, 2014. The increase in R&D expense is due to additional research and testing to prepare the Moto-Meter for sale and the development of the HailYes software.

Other expense for the three-month period ended September 30, 2015 amounted to $851,159 compared to $192,660 during the three-month period ended September 30, 2014. The difference is due to the Company having higher interest expense in the current period partially offset by the gain on settlement of debt. Other expenses for the nine-month period ended September 30, 2015 amounted to $1,509,362 compared to $326,271 during the nine-month period ended September 30, 2014. The difference is due to the Company having higher interest expense in the current nine month period, partially offset by the gain on settlement of debt.

Net Loss

For the three-month period ended September 30, 2015, we incurred a net loss of $1,182,413 compared to a net loss of $434,985 for the three-month period ended September 30, 2014. For the nine-month period ended September 30, 2015, we incurred a net loss of $2,419,706 compared to a net loss of $1,208,663 for the nine-month period ended September 30, 2014.

Liquidity and Capital Resources

As of September 30, 2015, we had $65,037 in current assets and $1,908,024 in current liabilities. Our total assets were $133,967 and our total liabilities were $1,908,024. We had $26,660 in cash and our working capital deficit was $1,842,987.

Cash Flows:

	For the nine months ended
	September 30,
	2015	2014
Cash Flows from Operating Activities	$(745,919)	$(655,041)
Cash Flows from Investing Activities	-	(313)
Cash Flows from Financing Activities	610,202	571,508
Effects of Currency Translations	(6,888)	(10,604)
Net increase(decrease) in cash	$(142,605)	$(94,450)

On March 5, 2015, we entered into a securities purchase agreement with an institutional investor pursuant to which we issued a convertible debenture in the principal amount of $54,348 for a purchase price of $50,000 (8% original issue discount). Pursuant to an amendment to the securities purchase agreement, on June 30, 2015, such investor purchased an additional convertible debenture in the principal amount of $195,653 for a purchase price of $180,000 (8% original issue discount). The investor provided $50,000 of the proceeds on July 21, 2015, and the remaining $130,000 of the purchase price on July 9, 2015.

On March 26, 2015, we entered into a convertible promissory note with Macallan Partners of $112,000. The note earns an interest rate equal to 8% per annum and matures on March 31, 2016. Pursuant to this note, the Company recorded a debt discount of $100,000, as a result of the embedded conversion feature being a financial derivative. The Company also recorded a debt discount of $12,000 as a result of the 11% original issue discount. The Company determined that the fair value of the conversion feature was $207,690 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $107,690 was expensed immediately as additional interest expense. During the nine months ended September 30, 2015, the Company recorded $9,120 amortization of the debt discount on the notes.

On April 16, 2015, the Company entered into a convertible note with Union Capital for an aggregate principal amount of $71,500 with a $6,500 OID and $8,125 in deferred financing costs for broker fees. The note earns an interest rate equal to 8% per annum and matures on April 16, 2016. The note is convertible at 60% of the lowest trading price of the Company’s common stock during the 20 trading days prior to the date of conversion. Pursuant to this note, the Company recorded a debt discount of $65,000, as a result of the embedded conversion feature being a financial derivative. The Company also recorded a debt discount of $6,500 as a result of the 10% original issue discount. The Company determined that the fair value of the conversion feature was $126,021 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $61,021 was expensed immediately as additional interest expense. During the nine months ended September 30, 2015, the Company recorded $11,285 amortization of the debt discount on the notes.

On June 24, 2015, the Company entered into a convertible note with Redwood Management for an aggregate principal amount of $60,870 with a $4,348 original issue discount ("OID") and $6,250 in deferred financing costs for broker fees. The note earns an interest rate equal to 12% per annum and matures on June 15, 2016. The note is convertible at the lower of $0.10 or 70% of the lowest traded price price of the Company’s common stock during the 25 trading days prior to the date of conversion. The Company is obligated to make amortization payments beginning on the six month anniversary of the issuance date of the convertible note and continuing monthly thereafter. Pursuant to this note, the Company recorded a debt discount of $56,522, as a result of the embedded conversion feature being a financial derivative. The Company also recorded a debt discount of $4,348 as a result of the 8% original issue discount. The Company determined that the fair value of the conversion feature was $117,086 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $60,564 was expensed immediately as additional interest expense. During the nine months ended September 30, 2015, the Company recorded $2,174 amortization of the debt discount on the note.

On July 9, 2015, we issued a convertible note to Redwood Management for an additional principal amount of $141,305 with a $11,305 original issue discount ("OID") and $13,500 in deferred financing costs for broker fees. The note earns an interest rate equal to 12% per annum and matures on June 15, 2016. The note is convertible at the lower of $0.10 or 70% of the lowest traded price of our common stock during the 25 trading days prior to the date of conversion. We are obligated to make amortization payments beginning on the six month anniversary of the issuance date of the convertible note and continuing monthly thereafter. Pursuant to this note, we recorded a debt discount of $130,000, as a result of the embedded conversion feature being a financial derivative. We also recorded a debt discount of $11,305 as a result of the 8% original issue discount. We determined that the fair value of the conversion feature was $307,439 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $194,396 was expensed immediately as additional interest expense. During the nine months ended September 30, 2015, we recorded $97,227 amortization of the debt discount on the note.

On July 10, 2015, we entered into a convertible note for an aggregate principal amount of $69,000 with $4,000 in deferred financing costs for broker fees. The note is convertible any time after 180 days from issuance at 62% of the average of the lowest three (3) trading prices of the Company’s common stock during the thirty (30) trading days prior to the conversion date. The note earns an interest rate equal to 8% per annum and matures on April 30, 2016. During the nine months ended September 30, 2015, the Company recorded $8,005 amortization of the debt discount on the note.

On July 27, 2015, we entered into a convertible note for an aggregate principal amount of $45,000 with $2,250 in deferred financing costs for broker fees. The note is convertible at 62% of the lowest trading price of the Company’s common stock during the fifteen (15) trading days prior to the conversion date. The note earns an interest rate equal to 8% per annum and matures on July 27, 2016. During the nine months ended September 30, 2015, the Company recorded $3,045 amortization of the debt discount on the note.

On August 31, 2015, the Company entered into a convertible note for an aggregate principal amount of $44,000 with a $4,000 original issue discount ("OID"). The note is convertible at 60% of the lowest trading price of the Company’s common stock during the 20 trading days prior to the conversion date. The note earns an interest rate equal to 12% per annum and matures on August 31, 2017. During the nine months ended September 30, 2015, the Company recorded $1,806 amortization of the debt discount on the note.

On September 3, 2015, the Company entered into a convertible note for an aggregate principal amount of $41,000 with a $4,000 original issue discount ("OID"). The note is convertible at 60% of the lowest trading price of the Company’s common stock during the 20 trading days prior to the conversion date. The note earns an interest rate equal to 10% per annum and matures on September 3, 2016. During the nine months ended September 30, 2015, the Company recorded $345 amortization of the debt discount on the note.

On September 30, 2015, the Company issued entered into a convertible note with Union Capital for an aggregate principal amount of $117,476. The note was issued to settle the $112,000 Macallan Partners note and $5,476 of interest accrued on the note. The note earns an interest rate equal to 8% per annum and matures on September 30, 2017. The note is convertible at 60% of the lowest trading price of the Company’s common stock during the 20 trading days prior to the date of conversion. During the nine months ended September 30, 2015, the Company recorded $45 amortization of the debt discount on the note.

On September 30, 2015, the Company issued entered into a convertible note with Union Capital for an aggregate principal amount of $64,674. The note earns an interest rate equal to 8% per annum and matures on September 30, 2017. The note is convertible at 60% of the lowest trading price of the Company’s common stock during the 20 trading days prior to the date of conversion. During the nine months ended September 30, 2015, the Company recorded $27 amortization of the debt discount on the note.

Given our cash position of $1,100 as of November 18, 2015, and the proceeds from our convertible debt and equity financings, management believes that our cash on hand and working capital are sufficient to meet our current anticipated cash requirements through November 25, 2015.

During the quarter ended September 30, 2015, we funded our operations from the proceeds of private sales of equity and convertible notes and debentures. During the quarter ended September 30, 2015, we generated revenues of $0 and we received an aggregate of $ 331,000 from financing activities.

During the quarter ended September 30, 2015, an aggregate of $ 270,877 in outstanding convertible promissory notes were converted into shares of the Company and as of September 30, 2015, convertible promissory notes in the aggregate principal amount of $ 894,880 remained outstanding.

We have incurred an accumulated loss of $5,785,486 since inception. There is substantial doubt as to our ability to continue as a going concern due to our limited liquidity and our lack of revenues.

Our current cash requirements are significant due to planned development and marketing of our current products, and we anticipate generating losses. We are targeting an additional $500,000 over the next 12 months in additional working capital in order to increase our growth plans on an expedited basis.

Our management believes that we should be able to raise sufficient amounts of working capital through debt or equity offerings, as may be required to meet our short-term obligations. However, the incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Additionally, our ability to raise additional capital may be limited due to the grant of a security interest on all of the assets of the Company to secure the obligations under the convertible debentures issued on April 4, 2014 and December 11, 2014, and the convertible debentures issued during 2015. Changes in our operating plans, increased expenses, acquisitions, or other events, may cause us to seek additional equity or debt financing in the future. We anticipate continued and additional marketing, development and distribution expenses. Accordingly, we expect to continue to use debt and equity financing to fund operations for the next twelve months, as we look to expand our asset base and fund marketing, development and distribution of our products.

There are no assurances that we will be able to raise the required working capital on terms favorable, or that such working capital will be available on any terms when needed. Any failure to secure additional financing may force us to modify our business plan. In addition, we cannot be assured of profitability in the future.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. The more significant areas requiring the use of estimates include asset impairment, stock-based compensation, and future income tax amounts. Management bases its estimates on historical experience and on other assumptions considered to be reasonable under the circumstances. However, actual results may differ from the estimates.

We believe the following is among the most critical accounting policies that impact or consolidated financial statement. We suggest that our significant accounting policies, as described in our financial statements in the Summary of Significant Accounting Policies, be read in conjunction with this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Foreign Currency Translation

The functional currency of our subsidiary is the Thai Baht. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the subsidiary are translated into the Company’s reporting currency, United States Dollars (“USD”). Asset and liability accounts are translated using the closing exchange rate in effect at the balance sheet date, equity account and dividend are translated using historical exchange rates and income and expense accounts are translated using the average exchange rate prevailing during the reporting period.

Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity (deficit).

Revenue Recognition

The Company recognizes revenue only when all of the following criteria have been met:

.	Persuasive evidence of an arrangement exists;
.	Delivery has occurred or services have been rendered;
.	The fee for the arrangement is fixed or determinable; and
.	Collectibility is reasonably assured.

Persuasive Evidence of an Arrangement -The Company documents all terms of an arrangement in a written contract signed by the customer prior to recognizing revenue.

Delivery Has Occurred or Services Have Been Performed - The Company performs all services or delivers all products prior to recognizing revenue. Monthly services are considered to be performed ratably over the term of the arrangement. Professional consulting services are considered to be performed when the services are complete. Equipment is considered delivered upon delivery to a customer’s designated location.

The Fee for the Arrangement Is Fixed or Determinable - Prior to recognizing revenue, a customer’s fee is either fixed or determinable under the terms of the written contract. Fees for most monthly services, professional consulting services, and equipment sales and rentals are fixed under the terms of the written contract. Fees for certain monthly services, including certain portions of networking, storage, and content distribution and caching services, are variable based on an objectively determinable factor such as usage. Those factors are included in the written contract such that the customer’s fee is determinable. The customer’s fee is negotiated at the outset of the arrangement and is not subject to refund or adjustment during the initial term of the arrangement.

Collectibility Is Reasonably Assured - The Company determines that collectibility is reasonably assured prior to recognizing revenue. Collectibility is assessed on a customer by customer basis based on criteria outlined by management. New customers are subject to a credit review process, which evaluates the customer’s financial position and ultimately its ability to pay. The Company does not enter into arrangements unless collectibility is reasonably assured at the outset. Existing customers are subject to ongoing credit evaluations based on payment history and other factors. If it is determined during the arrangement that collectibility is not reasonably assured, revenue is recognized on a cash basis.

Franchise Fee Revenue

Revenues from licensees include a royalty based on a percent of sales, and may include initial fees. Continuing royalties are recognized in the period earned. Initial fees are recognized upon granting of a new franchise term, which is when the Company has performed substantially all initial services required by the franchise arrangement. Additionally, the first twelve months of operations are royalty free for the franchisee.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Not applicable.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports filed or submitted under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported, within the time period specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports filed under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer (our principal executive officer) and our Chief Financial Officer (our principal financial officer and principal accounting officer) to allow for timely decisions regarding required disclosure.

As of the quarterly period ended September 30, 2015, we carried out an evaluation, under the supervision and with the participation of our principal executive officer and our principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on the foregoing, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were not effective as of the quarterly period ended September 30, 2015 in ensuring that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission’s (the “SEC”) rules and forms. This conclusion is based on findings that constituted material weaknesses. A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s interim financial statements will not be prevented or detected on a timely basis.

In performing the above-referenced assessment, our management identified the following material weaknesses:

i)

We have insufficient quantity of dedicated resources and experienced personnel involved in reviewing and designing internal controls. As a result, a material misstatement of the interim and annual financial statements could occur and not be prevented or detected on a timely basis.

ii)

We do not have an audit committee. While not being legally obligated to have an audit committee, it is the management’s view that to have an audit committee, comprised of independent board members, is an important entity- level control over our financial statements.

iii)

We did not perform an entity level risk assessment to evaluate the implication of relevant risks on financial reporting, including the impact of potential fraud-related risks and the risks related to non-routine transactions, if any, on our internal control over financial reporting. Lack of an entity-level risk assessment constituted an internal control design deficiency which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.

Limitations on the Effectiveness of Controls

Our management, including our Chief Executive Officer and a functioning Chief Financial Officer, does not expect that our disclosure controls and internal controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management or board override of the control.

The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Changes in Internal Controls Over Financial Reporting

There were no changes in our internal controls over financial reporting that occurred during the quarterly period ended September 30, 2015 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings.

None.

Item 1A. Risk Factors.

Not applicable.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

On July 9, 2015, we issued a convertible note to Redwood Management for a principal amount of $141,305 with a $11,305 original issue discount. The note earns an interest rate equal to 12% per annum and matures on June 15, 2016. The note is convertible at the lower of $0.10 or 70% of the lowest traded price of our common stock during the 25 trading days prior to the date of conversion.

The issuance of the convertible note was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involved in any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

On August 14, 2015, we issued seven warrants to purchase an aggregate of 12,344,002 shares of our common stock (the “Warrants”). The Warrants have identical terms, except for variations in the exercise price, and are exercisable for a period of five years.

The issuance of the Warrants was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involved in any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

On August 31, 2015, we entered into a convertible note for an aggregate principal amount of $44,000 with a $4,000 original issue discount ("OID"). The note is convertible at 60% of the lowest trading price of our common stock during the 20 trading days prior to the conversion date. The note earns an interest rate equal to 12% per annum and matures on August 31, 2017.

The issuance of the convertible note was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involved in any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

On September 3, 2015, we entered into a convertible note for an aggregate principal amount of $41,000 with a $4,000 original issue discount ("OID"). The note is convertible at 60% of the lowest trading price of our common stock during the 20 trading days prior to the conversion date. The note earns an interest rate equal to 10% per annum and matures on September 3, 2016.

The issuance of the convertible note was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involved in any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

On September 30, 2015, we issued entered into a convertible note with Union Capital for an aggregate principal amount of $117,476. The note was issued to settle the $112,000 Macallan Partners note and $5,476 of interest accrued on the note. The note earns an interest rate equal to 8% per annum and matures on September 30, 2017. The note is convertible at 60% of the lowest trading price of our common stock during the 20 trading days prior to the date of conversion.

The issuance of the convertible note was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involved in any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

On September 30, 2015, we entered into an additional convertible note with Union Capital for an aggregate principal amount of $64,674 with $8,674 in deferred financing costs for broker fees. The note earns an interest rate equal to 8% per annum and matures on September 30, 2017. The note is convertible at 60% of the lowest trading price of our common stock during the 20 trading days prior to the date of conversion.

The issuance of the convertible note was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involved in any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

Subsequent to the quarter ended September 30, 2015, on October 23, 2015, we issued an 8% Convertible Redeemable Note, in the aggregate principal amount of $50,000. The note is convertible at 60% of the lowest trading price of the Company’s common stock during the twenty trading days prior to the conversion date. The note earns an interest rate equal to 8% per annum and matures on October 23, 2017.

The issuance of the convertible note was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involved in any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

Effective November 16, 2015, we increased the total number of authorized shares of common stock from 2,000,000,000 to 4,000,000,000 through the filing of a Certificate of Amendment to our Articles of Incorporation (the “Certificate of Amendment”). As previously disclosed in our Schedule 14C Information Statement filed with the Securities and Exchange Commission on March 20, 2015, on October 26, 2015, our board of directors approved the increase and on October 14, 2015 two stockholders holding an aggregate of 5,000,000 shares of our issued and outstanding Series A Convertible Preferred Stock (51% of the voting power of the outstanding capital stock and 100% of the outstanding preferred stock), took action by written consent for the purpose of approving the Certificate of Amendment.

14

Item 6. Exhibits.

Exhibit
No.	Description

3.1(a)	Articles of Incorporation (incorporated by reference to our Annual Report on Form 10-K filed on April 16, 2015).

3.1(b)	Certificate of Amendment to Articles of Incorporation*

3.2	By-laws (incorporated by reference to our Registration Statement on Form S-1, as filed with the SEC on June 25, 2010).

10.1	Form of Warrant. *

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101 *	Interactive Data Files

* Filed herewith.

15

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORLD MOTO, INC.

Dated: November 23, 2015	By:	/s/ Lisa Ziomkowski-Boten

Lisa Ziomkowski-Boten
Treasurer (Principal Financial Officer and Principal
Accounting Officer)

Exhibit 3.1(b)

Exhibit 10.1

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

WORLD MOTO, INC.

Warrant Shares: _______	Initial Exercise Date:
August 19, 2015

            THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Aegis Capital Corp. or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to the close of business on the five (5) year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from World Moto, Inc., a Nevada corporation (the “Company”), up to ___________ shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 1(b).

Section 1.      Exercise.

            a)        Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed copy of the Notice of Exercise form annexed hereto and within three (3) business days of the date said Notice of Exercise is delivered to the Company, the Company shall have received payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank or, if available, pursuant to the cashless exercise procedure specified in Section 1(c) below. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) business days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise Form within one (1) business day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

            b)        Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $___ subject to adjustment hereunder (the “Exercise Price”).

            c)        Cashless Exercise. If at any time after the six (6) month anniversary of the Initial Exercise Date, there is no effective Registration Statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =

the volume weighted average price (“VWAP”) on the business day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =

the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

            Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 1(c).

            d)        Mechanics of Exercise.

                            i.          Delivery of Warrant Shares Upon Exercise. Warrant Shares purchased hereunder shall be transmitted by the Company’s transfer agent (the “Transfer Agent”) to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is three (3) business days after the latest of (A) the delivery to the Company of the Notice of Exercise, (B) surrender of this Warrant (if required), and (C) payment of the aggregate Exercise Price as set forth above (including by cashless exercise, if permitted) (such date, the “Warrant Share Delivery Date”). The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 1(d)(vi) prior to the issuance of such shares, having been paid.

                             ii.         Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

                            iii.        Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 1(d)(i) by the second business day following the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

                            iv.        Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to an exercise on or before the second business day following the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

                            v.         No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

                            vi.        Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise.

            e)        Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 1 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its affiliates, and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any other any securities of the Company or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock, or “Common Stock Equivalents”) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 1(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 1(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 1(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two business days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 1(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 1(e) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 2.      Certain Adjustments.

            a)        Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 2(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

            b)        Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

            c)        Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 1(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the business day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 2(c) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

            d)        Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 2, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

Section 3.      Transfer of Warrant.

            a)        Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 3(d) hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

            b)        New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 3(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

            c)        Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

            d)        Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 4. Miscellaneous.

            a)        No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 1(d)(i), except as expressly set forth in Section 3.

            b)        Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

            c)        Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then, such action may be taken or such right may be exercised on the next succeeding business day.

            d)        Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

            e)        Notices. Any notice required or permitted by this Warrant shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, addressed (a) if to the Holder, to the address of the Holder most recently furnished in writing to the Company and (b) if to the Company, to the address set forth below or subsequently modified by written notice to the Holder.

            f)        Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

            g)        Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

            h)        Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

            i)        Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

            j)        Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

            IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

WORLD MOTO, INC.

By:
Name: Paul Giles
Title: Chief Executive Officer

NOTICE OF EXERCISE

TO:      WORLD MOTO, INC.

                              (1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

                              (2) Payment shall take the form of (check applicable box):

[   ] in lawful money of the United States; or

[   ] [if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 1(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(c).

                              (3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

                              (4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: __________________________________________________
Signature of Authorized Signatory of Investing Entity: ____________________________
Name of Authorized Signatory: ______________________________________________
Title of Authorized Signatory: _______________________________________________
Date: __________________________________________________________________

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

     FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to

_______________________________________________ whose address is

_______________________________________________________________.

_______________________________________________________________

Dated: ______________, _______

Holder’s Signature: _____________________________

Holder’s Address:   _____________________________

                                    _____________________________

Signature Guaranteed: ___________________________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

Exhibit 31.1

OFFICER’S CERTIFICATE
PURSUANT TO SECTION 302

I, Paul Giles, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of World Moto, Inc. for the period ended September 30, 2015;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.

The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.

The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

	b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: November 23, 2015

By: /s/ Paul Giles
   Name: Paul Giles
   Title: Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

OFFICER’S CERTIFICATE
PURSUANT TO SECTION 302

I, Lisa Ziomkowski-Boten, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of World Moto, Inc. for the period ended September 30, 2015;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.

The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.

The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

	b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: November 23, 2015

By: /s/ Lisa Ziomkowski-Boten
   Name: Lisa Ziomkowski-Boten
   Title: Treasurer (Principal Financial Officer and Principal Accounting Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with this Quarterly Report on Form 10-Q of World Moto, Inc. (the “Company”) for the period ended September 30, 2015 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned, in the capacity and on the date indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company.

Date: November 23, 2015

By: /s/ Paul Giles
   Name: Paul Giles
   Title: Chief Executive Officer (Principal Executive Officer)

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with this Quarterly Report on Form 10-Q of World Moto, Inc. (the “Company”) for the period ended September 30, 2015 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned, in the capacity and on the date indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to her knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company.

Date: November 23, 2015

By: /s/ Lisa Ziomkowski-Boten
   Name: Lisa Ziomkowski-Boten
   Title: Treasurer (Principal Financial Officer and Principal Accounting Officer)